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                                                                    EXHIBIT 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for the respective periods indicated:

                                                                                             NINE MONTHS
                                                       YEAR ENDED SEPTEMBER 30,             ENDED JUNE 30,
                                               -----------------------------------------    --------------
                                               1992     1993     1994     1995     1996     1996     1997
                                               -----    -----    -----    -----    -----    -----    -----
Ratio of Earnings to Fixed Charges:
  Excluding interest on deposits............   6.42x    4.97x    2.34x    1.83x    1.08x    2.38x    2.24x
  Including interest on deposits............   1.33x    1.27x    1.31x    1.19x    1.02x    1.29x    1.22x

     For purposes of computing the ratio of earnings to fixed charges, earnings represent net income (loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, include gross interest expense (other than on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Fixed charges, including gross interest on deposits, include all interest expense and the proportion deemed representative of the interest factor of rent expense, net of income from subleases.